Re: Offer Letter

As discussed, I am pleased to deliver the attached offer letter relating to your employment with Knife River Corporation (the “Employer”), a wholly owned subsidiary of MDU Resources Group, Inc. (“MDU Resources”). As you know, MDU Resources plans to separate the Employer by means of a spinoff of the newly formed MDU Resources subsidiary named Knife River Holding Company (the “Parent Entity”), which will own the Employer.

This letter sets forth your compensation as an officer of the Parent Entity (which intends to change its name to “Knife River Corporation” in connection with the spinoff) following the spinoff. References to “Knife River Corporation” in this offer letter should be considered to refer either to the Employer (which intends to change its name to “KRC Materials, Inc.” in connection with the spinoff) or to the Parent Entity, as the context requires.

Sincerely,

/s/ Brian R. Gray

Brian R. Gray
President and Chief Executive Officer,
Knife River Corporation
President, Knife River Holding Company

March 15, 2023

Confidential

Marney Kadrmas,

As we continue our plan to complete a tax-free spinoff of Knife River Corporation (the “Spinoff”), I am pleased to offer you the position of Chief Accounting Officer at Knife River Corporation, subject to the Spinoff occurring. You will report directly to Nathan Ring.
Following is the compensation opportunity for your position, subject to the occurrence of the Spinoff:

•Salary Grade and Base salary: Effective with the day of, and subject to the occurrence of, the Spinoff, your salary Grade will be “G” and your base salary will increase from $210,000 to $260,000.

•Stock Ownership Guidelines: Salary Grade “G” requires a stock ownership of 2x your base wage. Your new salary multiple commences with the effective date of your new role and must be met in five years (2028).

•Annual Incentive/Executive Incentive Compensation Plan (EICP): Effective as of the occurrence of, the Spinoff, your annual incentive target will increase from 35% of base salary to 45% of base salary. Considering the increase in your compensation during 2023, your incentive target will be pro-rated as follows, assuming for illustrative purposes, a Spinoff date of June 1, 2023:
5/12 based on your base salary of $210,000 at 35% of base = $30,625 at Target
7/12 based on your base salary of $260,000 at 45% of base = 68,250 at Target
As a result, your total target annual incentive would be $98,875 based on this assumption and subject to the performance measures under each level.

•Long-Term Performance-Based Incentive Plan (LTIP): You will be recommended for participation in the Knife River Long-Term Performance-Based Incentive Plan at a target of 65% of base salary and further pro-rated based on months of participation in the 2023-2025 cycle. Assuming a Spinoff date of June 1, 2023, your target grant would have a value of $145,528, as follows:
31/36 based on your base salary of $260,000 at 65% of base = $145,528 at Target

•Non-Qualified Defined Contribution Plan (NQDCP): You will be recommended for participation in the NQDCP for plan year 2024 at a company contribution rate of 10%, subject to the occurrence of the Spinoff and approval by the Knife River Corporation board of directors.
•Section 16 Officer: You will be a Section 16 Officer and you will become a member of Knife River’s Management Policy team.

The above information is for overview purposes, with specific terms and conditions outlined in each plan document and/or award letters.

This offer is contingent upon successfully completing a background and credit check. This memo is not a contract of employment for any specified time frame. The employment relationship can be terminated by you or the company at any time, for any reason, with or without notice.

Marney, I am very excited for the future of Knife River and the opportunities ahead. I am pleased you will be joining our team and I look forward to continuing to work with you.

Please acknowledge your acceptance by signing, dating and returning the document below.

I have read the above offer and agree to the terms set forth.

/s/ Marney Kadrmas                    3/22/23
Marney Kadrmas                    Date
Cc: HR-KRC/MDUR